SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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[ ]	Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

NATIONAL RESEARCH CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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NATIONAL RESEARCH CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2005

To the Shareholders of
   National Research Corporation:

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of National Research Corporation will be held on Thursday, May 5, 2005, at 9:00 A.M., local time, at our corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, for the following purposes:

        1.       To elect two directors to hold office until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified.

        2.       To act upon a proposal to approve the National Research Corporation 2004 Non-Employee Director Stock Plan.

        3.       To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The close of business on March 21, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

        A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION /s/ Patrick E. Beans Patrick E. Beans Secretary

Lincoln, Nebraska
April 4, 2005

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

NATIONAL RESEARCH CORPORATION
1245 Q Street
Lincoln, Nebraska 68508

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2005

        This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation (the “Company”) beginning on or about April 4, 2005 in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Thursday, May 5, 2005, at 9:00 A.M., local time, at the Company’s corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

        Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

        A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein, FOR the proposal to approve the National Research Corporation 2004 Non-Employee Director Stock Plan (the “2004 Director Plan”) and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of two directors and the proposal to approve the 2004 Director Plan, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

        Only holders of record of the Company’s common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 21, 2005 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 7,187,334 shares of Common Stock, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

        The Company’s By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that either nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

        The following sets forth certain information, as of March 15, 2005, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominee for Election at the Annual Meeting

Terms expiring at the 2008 Annual Meeting

        JoAnn M. Martin, 50, has served as a director of the Company since June 2001. Ms. Martin has served as President and Chief Operating Officer of Ameritas Life Insurance Corp., an insurance and financial services company, since April 2003. Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years. Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988. Ms. Martin is also a director of the Saint Elizabeth Regional Medical Center, the Lincoln Chamber of Commerce and the Nebraska Society of CPAs Foundation.

        Paul C. Schorr III, 68, has served as a director of the Company since February 1998. Mr. Schorr has been the President and Chief Executive Officer of ComCor Holding Inc., an electrical contractor specializing in construction consulting services, since 1987. Mr. Schorr is also a director and the chairman of the board of Western Sizzlin Corp. and a director of Ameritas Life Insurance Corp.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2006 Annual Meeting

        Michael D. Hays, 50, has served as Chief Executive Officer and a director of the Company since he founded the Company in 1981. From 1981 until 2004, Mr. Hays also served as the President of the Company. Prior to 1981, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).

        John N. Nunnelly, 52, has served as a director of the Company since December 1997. Mr. Nunnelly has been the Group President, New Business and Specialty Sales, of McKesson Provider Technologies, a leader in the healthcare information industry, since April 2004. Mr. Nunnelly has served in various other positions during his 23 year tenure with McKesson, including Group Vice President of the Resource Management and Home Health Solutions Divisions, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support.

Terms expiring at the 2007 Annual Meeting

        Patrick E. Beans, 47, has served as Vice President, Treasurer, Chief Financial Officer and Secretary and a director of the Company since 1997, and as the principal financial officer since he joined the Company in August 1994. From June 1993 until joining the Company, Mr. Beans was the finance director for the Central Interstate Low-Level Radioactive Waste Commission, a five-state compact developing a low-level radioactive waste disposal plan. From 1979 to 1988 and from June 1992 to June 1993, he practiced as a certified public accountant.

        Gail L. Warden, 66, has served as a director of the Company since January 2005. Mr. Warden is currently President Emeritus of Detroit-based Henry Ford Health System, where he served as President and Chief Executive Officer from 1988 until 2003. Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, as well as Executive Vice President of the American Hospital Association. Mr. Warden serves as Chairman to several national healthcare committees and as a board member to many other healthcare related committees and institutions. In addition, Mr. Warden serves as a director of Comerica Incorporated, a financial services company.

BOARD OF DIRECTORS

Independent Directors and Annual Meeting Attendance

        Of the six directors currently serving on the Board of Directors, the Board has determined that JoAnn M. Martin, John N. Nunnelly, Paul C. Schorr III and Gail L. Warden are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market.

        Directors are expected to attend the Company’s annual meeting of shareholders each year. All five directors who were directors at the time of the Company’s 2004 Annual Meeting attended the meeting.

Committees

        The Board held four meetings in 2004. Each person who served as a director during 2004 attended all of the meetings of the Board and the meetings held by all committees of the Board on which such director served during 2004.

        The Board has a standing Audit Committee, Compensation Committee and Nominating Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Company makes available on its website located at www.nationalresearch.com copies of each of these charters free of charge.

        The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company. The Audit Committee presently consists of Paul C. Schorr III (Chairperson), JoAnn M. Martin and John N. Nunnelly, each of whom meets the independence standards of the Nasdaq Stock Market and the Securities and Exchange Commission for audit committee members. The Board has determined that JoAnn M. Martin qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission, because she has the requisite attributes through, among other things, education and experience as a president, chief financial officer and certified public accountant. The Audit Committee held seven meetings in 2004.

        The Compensation Committee reviews and recommends to the Board the compensation structure for the Company’s directors, officers and other managerial personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and administers the National Research Corporation 1997 Equity Incentive Plan (the “1997 Equity Incentive Plan”), under which no additional awards may be granted, the National Research Corporation 2001 Equity Incentive Plan (the “2001 Equity Incentive Plan”), the National Research Corporation Director Stock Plan (the “Prior Director Plan”) and the 2004 Director Plan. JoAnn M. Martin (Chairperson), John N. Nunnelly and Paul C. Schorr III are the current members of the Compensation Committee. The Compensation Committee held four meetings in 2004.

        The Nominating Committee consists of John N. Nunnelly (Chairperson), JoAnn M. Martin and Paul C. Schorr III, each of whom meets the independence standards of the Nasdaq Stock Market for nominating committee members. The Nominating Committee’s primary functions are to: (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board. The Nominating Committee held one meeting in 2004.

Nominations of Directors

        The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April.

        In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

•	A director must display high personal and professional ethics, integrity and values.

•	A director must have the ability to exercise sound business judgment.

•	A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	A director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	A director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

        The Board also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of Nasdaq.

•	One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

•	Directors must be selected so that the Board is a diverse body.

Communications with the Board of Directors

        Shareholders may communicate with the Board by writing to National Research Corporation, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Patrick E. Beans, Secretary, 1245 Q Street, Lincoln, Nebraska 68508. The Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

Director Compensation

        Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof. Directors who are not executive officers of the Company receive an annual retainer of $10,000 and a fee of $500 for each committee meeting attended, which is not held on the same date as a Board meeting is held. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

        Pursuant to the Prior Director Plan, each director who is not an associate (i.e., employee) of the Company receives an annual grant of an option to purchase 1,000 shares of Common Stock on the date of each annual meeting of shareholders. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest one year after the grant date.

        If shareholders approve the 2004 Director Plan at the Annual Meeting, the Prior Director Plan will be amended so that no additional options will be granted to non-employee directors thereunder and, in lieu thereof, the non-employee directors will automatically be granted options under the 2004 Director Plan. See “Approval of the 2004 Non-Employee Directors Stock Plan—Terms of Awards.”

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditors their independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. The Audit Committee has considered whether the provision of the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Miscellaneous – Independent Registered Public Accounting Firm” was compatible with maintaining the independence of independent auditors and determined that such services did not adversely affect the independence of the independent auditors.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

        This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Paul C. Schorr III, Chairperson
JoAnn M. Martin
John N. Nunnelly

PRINCIPAL SHAREHOLDERS

Management and Directors

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 2005 by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, director nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of March 15, 2005, there were 7,186,556 shares of Common Stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Michael D. Hays(1)	4,839,465		67.3%
Patrick E. Beans	82,603	(2)(6)	1.1%
Jona S. Raasch	76,575	(3)(6)	1.1%
Joseph W. Carmichael	13,464	(4)(6)	*
John N. Nunnelly	11,800	(6)	*
Paul C. Schorr III	10,000	(5)(6)	*
JoAnn M. Martin	5,500	(6)	*
Gail L. Warden	--		--
All directors, nominees and executive
officers as a group (8 persons)	5,039,507	(6)	69.7%

*	Denotes less than 1%.

(1)	The address of Michael D. Hays is 1245 Q Street, Lincoln, Nebraska 68508.

(2)	Includes 1,500 shares held by Mr. Beans as custodian for his minor children and 38,045 shares owned by four trusts for which Mr. Beans is the sole trustee.

(3)	Includes 50 shares owned by Ms. Raasch’s minor children.

(4)	Includes 11 shares held by Mr. Carmichael as a result of his membership in an investment club.

(5)	Includes 3,000 shares owned by The Schorr Family Company, Inc., which Mr. Schorr manages.

(6)	Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 15, 2005, as follows: Mr. Beans, 6,429 shares; Ms. Raasch, 10,435 shares; Mr. Carmichael, 10,714 shares; Mr. Nunnelly, 7,000 shares; Mr. Schorr, 7,000 shares; Ms. Martin, 3,000 shares; and all directors, nominees and executive officers as a group, 44,578 shares.

Other Beneficial Owners

        The following table sets forth certain information regarding beneficial ownership by the only other persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

Amount and Nature of Beneficial Ownership

Name and Address of	Voting Power		Investment Power			Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class
J. Carlo Cannell (1)	-0-	599,000	-0-	599,000	599,000	8.3%
Cannell Capital LLC
150 California Street,
Fifth Floor
San Francisco, CA 94111

(1)	Represents a joint filing by Cannell Capital LLC and the following affiliates of Cannell Capital LLC: J. Carlo Cannell (owner and manager of Cannell Capital LLC); The Anegada Fund Limited; The Cuttyhunk Fund Limited; Tonga Partners, L.P.; GS Cannell Portfolio, LLC; and Pleiades Investment Partners, L.P.

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by the Company’s Chief Executive Officer and each of the Company’s three other most highly compensated executive officers whose total cash compensation exceeded $100,000 in the fiscal year ended December 31, 2004. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards	Payouts
					Securities	Long-Term
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Underlying Stock Options(#)	Incentive Compensation Payouts($)	All Other Compensation ($)
Michael D. Hays	2004	$196,400	$30,689	--	18,298	--	--
Chief Executive Officer	2003	161,150	29,094	--	38,182	--	$1,523	(2)
	2002	140,000	--	--	--	--	1,523
Jona S. Raasch	2004	$143,700	$22,453	--	13,388	--	--
Vice President and Chief	2003	132,012	25,975	--	34,091	--	--
Operations Officer	2002	125,000	--	--	--	--	--
Joseph W. Carmichael	2004	$135,600	$21,189	--	12,634	--	--
President	2003	125,850	24,940	--	32,727	--	--
	2002	120,000	--	--	--	--	--
Patrick E. Beans	2004	$130,100	$20,329	--	12,121	--	--
Vice President, Treasurer,	2003	120,663	41,150	--	31,364	--	--
Chief Financial Officer and	2002	115,000	--	--	--	--	--
Secretary

(1)	Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.

(2)	Premiums for disability insurance paid by the Company for the benefit of Mr. Hays.

Stock Options

        The Company has in effect the 2001 Equity Incentive Plan, pursuant to which options to purchase Common Stock may be granted to associates (i.e., employees) of the Company, including officers and associate-directors, and the 1997 Equity Incentive Plan, pursuant to which no additional stock options may be granted.

        The following table presents certain information as to grants of stock options made during 2004 to the named executive officers.

Option Grants in 2004

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2004	Exercise or Base Price ($/share)	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate
Michael D. Hays	18,298	13.4%	$16.10	01/05/2014	$185,271	$469,513

Jona S. Raasch	13,388	9.8%	16.10	01/05/2014	135,556	343,526

Joseph W. Carmichael	12,634	9.3%	16.10	01/05/2014	127,922	324,179

Patrick E. Beans	12,121	8.9%	16.10	01/05/2014	122,728	311,016

(1)	The options reflected in the table (which are nonstatutory options for purposes of the Internal Revenue Code) will each become fully exercisable five years from its date of grant.

(2)	This presentation is intended to disclose the potential value which would accrue to the optionee if the options were exercised the day before they would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

        The following table sets forth information regarding the exercise of stock options by the named executive officers during 2004 and the year-end value of unexercised options held by such persons.

Aggregated Option Exercises in 2004
Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael D. Hays	--	$--	--	56,480	$--	$197,552
Jona S. Raasch	7,500	94,875	10,435	47,479	108,524	176,238
Joseph W. Carmichael	--	--	10,714	45,361	128,032	169,176
Patrick E. Beans	11,250	142,320	6,429	43,485	58,825	162,131

(1)	The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, respectively.

Report on Executive Compensation

        The Compensation Committee of the Board is responsible for all aspects of the Company’s compensation package offered to its corporate officers, including the named executive officers. The following report was prepared by members of the Compensation Committee.

        The Company’s executive compensation program is designed to promote a strong, direct relationship between performance (on both a Company and individual level) and compensation and to base compensation on the Company’s quarterly, annual and long-term performance goals by rewarding above-average corporate performance and recognizing individual initiative and achievement. The Company has developed an overall compensation strategy and specific compensation plans that are intended to be effective tools for fostering the creation of shareholder value and the execution of the Company’s business plan. The overall objectives of this strategy are to make executive compensation generally competitive, with a substantial portion of such compensation contingent upon Company and individual performance, and to encourage equity ownership by the Company’s executive officers so that their interests are closely aligned with the interests of shareholders.

        During 2003, the Company retained a nationally-recognized compensation consultant to advise it with respect to compensation issues. The first step in the overall review of executive compensation was an analysis of the duties and responsibilities of each Company executive. Subsequently, the Company’s consultant compared the compensation for each Company executive with general market data for individuals with comparable job responsibilities. The Company’s consultant summarized its conclusions on Company executive compensation in a report finalized in April, 2003. The results of this study have provided, and will continue to provide in 2005, the framework for determining compensation for executives of the Company.

        The key elements of the Company’s executive compensation program consist of base salary, annual cash incentive and long-term equity incentive plan, which, based on the Company’s consultant’s recommendations and the Compensation Committee’s judgment, approximate, depending on the attainment of certain revenue and profitability levels, the following percentages of aggregate compensation: base salary, 50%; annual cash incentive, 25%; and long-term equity incentive plan, 25%; respectively. A general description of the elements of the Company’s compensation program, including the bases for the compensation awarded to the Company’s Chief Executive Officer for 2004, are discussed below.

        Base Salary. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and contributions of the individual and the salaries for comparable positions in the competitive marketplace. Base salary levels for the Company’s executive officers are generally positioned within the range for comparable positions in companies of similar size offering similar services. While the Company believes it offers competitive base salaries, the Company attempts to keep executive base salary increases as low as possible in order to limit the Company’s exposure if performance targets are not met.

        Annual Cash Incentive. The Company’s executive officers are eligible for annual cash incentive awards under the Company’s incentive compensation program. Under this program, Company and individual performance objectives are established at the beginning of each year. Company performance objectives are based on the Company obtaining certain levels of revenues and/or net profits. Individual performance objectives are oriented to long-term objectives of the Company, with stated goals and activities to achieve those objectives specified for each individual.

        Long-Term Equity Incentive Plan. The 2001 Equity Incentive Plan is designed to encourage and create ownership of Common Stock by key executives, thereby promoting a close identity of interests between the Company’s management and its shareholders. The 2001 Equity Incentive Plan is also designed to motivate and reward executives for long-term strategic management and the enhancement of shareholder value. The Compensation Committee has determined that stock option grants to the Company’s associates, including key executive officers, are consistent with the Company’s best interest and the Company’s overall compensation program.

        Stock options are granted with an exercise price equal to the market value of the Common Stock on the date of grant. Vesting schedules are designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years and the executive remains in the Company’s employ.

        The Compensation Committee has granted stock options to key executive officers. See above under “—Stock Options.”

        Chief Executive Officer Compensation. During 2004, the Company’s Chief Executive Officer, Michael D. Hays, was paid a salary of $196,400, was awarded $30,689 of cash incentives and was granted options to purchase 18,298 shares of the Company’s common stock as part of the 2001 Equity Incentive Plan. In evaluating Mr. Hays’ performance during 2004, the Compensation Committee considered the Company’s overall financial performance and the achievement of long-term objectives of the Company.

        Section 162 (m) Limitation. The Company anticipates that all 2005 compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code. Therefore, the Company determined that a policy with respect to qualifying compensation paid to executive officers for deductibility is not necessary.

NATIONAL RESEARCH CORPORATION
COMPENSATION COMMITTEE

JoAnn M. Martin, Chairperson
John N. Nunnelly
Paul C. Schorr III

PERFORMANCE INFORMATION

        The following graph compares on a cumulative basis changes since December 31, 1999 in (a) the total shareholder return on the Common Stock with (b) the total return on the Nasdaq Stock Market (U.S.) Index and (c) the total return on the Russell 2000 Index. Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on December 31, 1999 in Common Stock, the Nasdaq Stock Market (U.S.) Index and the Russell 2000 Index.

        The Russell 2000 Index is an index of companies with market capitalizations similar to the Company. The Company has selected this index because, at this time, the Company does not believe it can reasonably identify a peer group for comparison. The Company believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total shareholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG NATIONAL RESEARCH CORPORATION, THE NASDAQ STOCK
MARKET (U.S.) INDEX AND THE RUSSELL 2000 INDEX

	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
NATIONAL RESEARCH CORPORATION	100.00	100.00	156.50	235.70	402.75	403.75

NASDAQ STOCK MARKET (U.S.) INDEX	100.00	72.62	50.23	29.12	44.24	47.16

RUSSELL 2000 INDEX	100.00	96.98	99.39	79.03	116.38	137.71

APPROVAL OF THE 2004 NON-EMPLOYEE DIRECTOR STOCK PLAN

General

        The Company currently has in effect the Prior Director Plan. To allow for additional stock option awards to be made by the Company, the Board has unanimously adopted the 2004 Director Plan contingent upon shareholder approval of the 2004 Director Plan at the Annual Meeting. The following summary description of the 2004 Director Plan is qualified in its entirety by reference to the full text of the 2004 Director Plan which is attached to this proxy statement as Appendix A.

Purpose

        The purpose of the 2004 Director Plan is to promote the best interests of the Company and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

Administration and Eligibility

        The 2004 Director Plan shall be administered by the Compensation Committee of the Board (the “Committee”), subject to review by the Board. The Committee may adopt such rules and regulations for carrying out the 2004 Director Plan as it may deem proper and in the best interests of the Company. The interpretation by the Board of any provision of the 2004 Director Plan or any related documents shall be final.

        Each member of the Board who is not an employee of the Company or any subsidiary of the Company shall be eligible to receive shares of Common Stock under the 2004 Director Plan. The Company currently has four non-employee directors.

Awards Under the 2004 Director Plan; Available Shares

        The 2004 Director Plan provides for automatic and discretionary grants of non-qualified options to non-employee directors of the company. The 2004 Director Plan provides that up to a total of 250,000 shares of Common Stock (subject to adjustment as described below) are available for granting of awards under the 2004 Director Plan.

Terms of Awards

        The 2004 Director Plan provides for an automatic grant to each non-employee director on May 21, 2004 of an option to purchase 11,000 shares of Common Stock, subject to shareholder approval of the 2004 Director Plan at the Annual Meeting. The 2004 Director Plan further provides that each non-employee director (if he or she continues to serve in such capacity) will, on the day of the Annual Meeting and each subsequent annual meeting of shareholders, automatically be granted an option to purchase 12,000 shares of Common Stock (subject to adjustment as described below). The 2004 Director Plan also provides that the Committee or the Board may make discretionary grants of non-qualified options under the 2004 Director Plan. The options granted to non-employee directors under the 2004 Director Plan become fully exercisable one year after the date of grant. However, if a non-employee director ceases to be a director of the Company by reason of death within one year after the date of grant, then the option shall immediately vest and become exercisable in full. Non-employee directors will be entitled to receive the automatic grants under the 2004 Director Plan as described above only for so long as the 2004 Director Plan remains in effect and a sufficient number of shares are available for the granting of such options thereunder. In the event the 2004 Director Plan is approved by shareholders at the Annual Meeting, no additional options will be granted to the non-employee directors under the Prior Director Plan.

        The option price per share of any option granted to a non-employee director must be 100% of the “fair market value” of a share of Common Stock on the date of grant of such option. The fair market value of a share on the date of grant to the non-employee director will be the last sale price per share for the Common Stock on the Nasdaq Stock Market on the grant date or, if no trading occurred on the grant date, then the fair market value per share will be determined with reference to the last preceding date on which there was such a sale.

        If a non-employee director ceases to be a director of the Company for any reason, other than the death of the director, then all unvested options shall immediately terminate. All vested options will terminate on the earlier of: (a) ten years after the date of grant or (b) three years after the non-employee director ceases to be a director of the Company. Options granted to non-employee directors may be exercised under the 2004 Director Plan by payment in full of the exercise price, either in cash or in whole or in part by tendering previously acquired shares of Common Stock having a fair market value on the date of exercise equal to the option exercise price.

Adjustments

        In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), stock split, spin-off, merger, consolidation, recapitalization or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the 2004 Director Plan, the number of shares to be issued pursuant to the automatic grant provisions under the 2004 Director Plan, the number and kind of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the 2004 Director Plan.

Limitations on Transferability

        Except to the extent allowed by the Board or the Committee, options granted under the 2004 Director Plan may not be transferred other than by will or the laws of descent and distribution.

Amendment

        Subject to shareholder approval in certain circumstances and applicable law, the Board may amend the 2004 Director Plan at any time or from time to time in any manner that it may deem appropriate.

Effective Date and Termination

        The 2004 Director Plan will be effective on the day of its adoption by the Board, May 21, 2004, subject to the approval of the 2004 Director Plan by the shareholders of the Company at the Annual Meeting. Any and all grants made under the 2004 Director Plan prior to such shareholder approval are subject to such shareholder approval. The 2004 Director Plan will terminate on such date as may be determined by the Board.

Withholding

        The Company may defer making payments under the 2004 Director Plan until satisfactory arrangements have been made for the payment of any federal, state or local income taxes required to be withheld with respect to such payment or delivery. Each non-employee director may irrevocably elect to have the Company withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld. The value of fractional shares remaining after payment of the withholding taxes will be paid to the non-employee director in cash. Shares so withheld will be valued at fair market value on the regular business day immediately preceding the date such shares would otherwise be transferred under the 2004 Director Plan.

Certain Federal Income Tax Consequences

        The grant of a non-qualified stock option under the 2004 Director Plan creates no income tax consequences to a non-employee director or the Company. A non-employee director who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise for each underlying share of Common Stock in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the non-employee director. A subsequent disposition of the Common Stock will generally give rise to capital gain or loss to the extent the amount realized from the disposition differs from the tax basis, i.e., the fair market value of the Common Stock on the date of exercise. This capital gain or loss will be a long-term or short-term capital gain or loss depending upon the length of time the Common Stock is held prior to the disposition.

New Plan Benefits

        During 2004, non-qualified options to purchase 11,000 shares of Common Stock were granted by the Company to each of the three non-employee directors so serving on May 21, 2004. The options have a per share exercise price of $16.05. In 2005 and future years, the Company will grant each non-employee director options to purchase 12,000 shares of Common Stock. The Company currently cannot determine the amount, if any, of discretionary stock options the Company may grant to non-employee directors in the future. Such determinations will be made from time to time by the Board or the Committee in the future.

        No executive officers or other employees of the Company are eligible to receive awards under the 2004 Director Plan. See “—Administration and Eligibility.”

        On March 15, 2005, the closing price per share of Common Stock on the Nasdaq National Market was $14.00.

Equity Compensation Plan Information

        The following table sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2004.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans
approved by security holders (1)	384,775	$12.24	195,042
Equity compensation plans not
approved by security holders	--	--	--

Total	384,775	$12.24	195,042

(1)	Includes the Company’s 2001 Equity Incentive Plan, 1997 Equity Plan and Prior Director Plan.

(2)	Includes up to 174,523 shares of restricted Common Stock that can be issued under the Company’s 2001 Equity Incentive Plan.

Votes Required

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and voted at the Annual Meeting with respect to the 2004 Director Plan (assuming a quorum is present) is required to approve the 2004 Director Plan. Any shares of Common Stock not voted at the Annual Meeting with respect to the 2004 Director Plan (whether as a result of broker non-votes or otherwise, except abstentions) will have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against the 2004 Director Plan.

        THE BOARD RECOMMENDS A VOTE “FOR” THE 2004 DIRECTOR PLAN. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE 2004 DIRECTOR PLAN.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2004, all of its directors and executive officers complied with the Section 16(a) filing requirements, except that Jona S. Raasch, the Company’s Vice President and Chief Operations Officer, did not timely file a Form 4 that was due on June 1, 2004.

MISCELLANEOUS

Independent Registered Public Accounting Firm

        KPMG LLP acted as the independent registered public accounting firm for the Company in 2004 and it is anticipated that such firm will be similarly appointed to act in 2005. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

        The fees to KPMG LLP for the fiscal years ended December 31, 2004 and 2003 were as follows:

	2004	2003
Audit Fees (1)	$80,500	$70,300
Audit-Related Fees (2)	5,570	15,965
Tax Fees (3)	22,798	19,433
All Other Fees	--	--

Total	$108,868	$105,698

(1)	Audit of annual financial statements and review of financial statements included in Forms 10-Q.

(2)	Due diligence and accounting consultations.

(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

        The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. During 2004, no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Shareholder Proposals

        Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on December 5, 2005. In addition, a shareholder who otherwise intends to present business at the 2006 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2006 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 11, 2006, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2006 annual meeting. If the Board chooses to present such proposal at the 2006 annual meeting, then the persons named in proxies solicited by the Board for the 2006 annual meeting may exercise discretionary voting power with respect to such proposal.

Certain Transactions

        Mr. Warden serves as a director of the Picker Institute. During 2004, the Company advanced to the Picker Institute $300,000 to fund designated research projects, which as of the date of this proxy statement have not yet commenced. In addition, the Company is a party to a support services agreement with the Picker Institute under which the Company conducts the annual Picker Institute International Symposiums. Under the support services agreement, the Picker Institute receives a portion of the gross receipts of each symposium, which amounted to $15,000 in 2004. In addition, the Company is a party to an agreement with the Picker Institute under which the Company markets certain products under the Picker Institute Symposium Educational Products name. Under this agreement, the Picker Institute receives a portion of the net receipts from the sales of such products, which amounted to approximately $12,000 in 2004.

Other Matters

        The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

        Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Patrick E. Beans, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION /s/ Patrick E. Beans Patrick E. Beans Secretary

April 4, 2005

APPENDIX A

NATIONAL RESEARCH CORPORATION

2004 NON-EMPLOYEE DIRECTOR STOCK PLAN

        1.        Purpose. The purpose of the National Research Corporation 2004 Non-Employee Director Stock Plan (the “Plan”) is to promote the best interests of National Research Corporation (the “Company”) and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

        2.        Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), subject to review by the Board of Directors (the “Board”). The Committee may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company. The interpretation by the Board of any provision of the Plan or any related documents shall be final.

        3.        Stock Subject to the Plan. Subject to adjustment in accordance with the provisions of Section 7, the total number of shares of common stock, $.001 par value, of the Company (“Common Stock”) available for issuance under the Plan shall be 250,000. Shares of Common Stock to be delivered under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof. In no event shall the Company be required to issue fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be issued, there shall be paid in lieu thereof one full share of Common Stock.

        4.        Eligible Directors. Each member of the Board who is not an employee of the Company or any subsidiary of the Company (each an “Outside Director”) shall be eligible to receive shares of Common Stock under the Plan.

        5.        Director Grants.

a. Initial Grant. On May 21, 2004, each Outside Director shall automatically be granted a one-time nonqualified stock option to purchase 11,000 shares of Common Stock (the “Initial Grant Date”); provided, however, that in the event the shareholders of the Company fail to approve the Plan at the 2005 annual meeting of shareholders, the options granted pursuant to this Section 5(a) shall be deemed to be null and void.

b. Annual Grants. On the date of the Company’s 2005 annual meeting of shareholders and thereafter on the date of each succeeding annual meeting of shareholders of the Company (the “Annual Grant Date”), an Outside Director, if reelected or retained as an Outside Director at such meeting, shall automatically be granted a nonqualified stock option to purchase 12,000 shares of Common Stock.

c. Discretionary Grants. The Committee and/or the Board is hereby authorized to grant at any time (the “Discretionary Grant Date”) such additional nonqualified stock options to the Outside Directors as it deems desirable, in its sole discretion; provided, however, that in the event the Committee and/or the Board grants any such additional options prior to shareholder approval of the Plan at the 2005 annual meeting of shareholders and the shareholders fail to approve the Plan at such meeting, the options granted pursuant to this Section 5(c) shall be deemed to be null and void. The terms “Initial Grant Date”, “Annual Grant Date” and “Discretionary Grant Date” shall be hereinafter collectively referred to as the “Grant Date”.

d. Option Terms. The exercise price of each option granted under the Plan shall be the Fair Market Value (as defined below) of a share of Common Stock on the Grant Date, which shall be payable at the time of exercise in cash, previously acquired shares of Common Stock valued at their Fair Market Value or such other forms or combinations of forms as the Board or the Committee may approve. The term “Fair Market Value” as used herein shall mean the last sale price of the Common Stock as reported on The Nasdaq Stock Market on the Grant Date, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

An option may be exercised in whole or in part, from time to time commencing one year after the Grant Date (the “Vesting Date”), subject to the following limitations:

i. If an Outside Director’s status as an Outside Director of the Company terminates because of death prior to the Vesting Date, the option shall become immediately exercisable in full and may be exercised for a period of three years after the date of death.

ii. If for any reason other than death an Outside Director ceases to be an Outside Director of the Company prior to the Vesting Date, the option shall be canceled as of the date of such termination.

iii. If an Outside Director ceases to be an Outside Director of the Company for any reason after the Vesting Date, the option shall expire ten years after the Grant Date or if earlier, three years after termination of Outside Director status.

        6.        Restrictions on Transfer. Options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except that an Outside Director may, to the extent allowed by the Board or the Committee, and in a manner specified by the Board or the Committee, (a) designate in writing a beneficiary to exercise the option after the Outside Director’s death or (b) transfer any option.

        7.        Adjustment Provisions. In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), stock split, spin-off, merger, consolidation, recapitalization or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the Plan, the number of shares to be issued pursuant to Section 5(b) hereof, the number and kind of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan.

        8.        Amendment of Plan. The Board shall have the right to amend the Plan at any time or from time to time in any manner that it may deem appropriate.

        9.        Withholding. The Company may defer making payments under the Plan until satisfactory arrangements have been made for the payment of any federal, state or local income taxes required to be withheld with respect to such payment or delivery. Each Outside Director shall be entitled to irrevocably elect to have the Company withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld. The value of fractional shares remaining after payment of the withholding taxes shall be paid to the Outside Director in cash. Shares so withheld shall be valued at Fair Market Value on the regular business day immediately preceding the date such shares would otherwise be transferred hereunder.

        10.        Documentation of Awards. Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board or the Committee may prescribe. The Board and/or the Committee need not require the execution of any instrument or acknowledgement of notice of an award under the Plan, in which case acceptance of such award by the respective Outside Director will constitute agreement to the terms of the award.

        11.        Governing Law. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of Wisconsin and applicable federal law.

        12.        Effective Date and Termination of the Plan. The Plan shall be effective on the day of its adoption by the Board, May 21, 2004, subject to the approval of the Plan by the shareholders of the Company within twelve months of the effective date, and any and all grants made under the Plan prior to such approval shall be subject to such approval. The Plan shall terminate on such date as may be determined by the Board.

V   PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED   V

NATIONAL RESEARCH CORPORATION
2005 ANNUAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Patrick E. Beans, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of National Research Corporation held of record by the undersigned on March 21, 2005, at the annual meeting of shareholders to be held on May 5, 2005, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees.

1.	ELECTION OF DIRECTORS:	1.	JoAnn M. Martin
	(Terms expiring at the 2008 Annual Meeting)	2.	Paul C. Schorr III

[_]	FOR the nominees listed	[_]	WITHHOLD AUTHORITY
	above (except as specified below).		to vote for the nominees listed above.

(Instructions: To withhold authority to vote for any indicated nominee(s), write the name(s) of the nominee(s) in the box provided to the right.)

2.	APPROVAL OF THE NATIONAL RESEARCH CORPORATION 2004 NON-EMPLOYEE DIRECTOR STOCK PLAN.

[   ]   FOR                          [   ]   AGAINST                          [   ]   ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Check appropriate box Indicate changes below:		Date _________________, 2005

Address Change? [_]	Name Change? [_]

NO. OF SHARES
[_] Please check this box if you plan to attend the Annual Meeting. Number of persons attending: _____.

__________________________________________________ (Registered Owner) __________________________________________________ (Registered Owner if held jointly)

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.